                                                                      EXHIBIT 12

                             IBM CREDIT CORPORATION

                       STATEMENT RE COMPUTATION OF RATIOS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                   -------------  ----------------------------------------------------------
                                                       1997          1996        1995        1994        1993        1992
                                                   -------------  ----------  ----------  ----------  ----------  ----------
Fixed Charges:
Interest expense.................................   $   383,539   $  436,109  $  394,572  $  306,125  $  365,675  $  445,816
Approximate portion of rental expense
  representative of the interest factor..........           209          479         507       2,780       3,290       3,078
                                                   -------------  ----------  ----------  ----------  ----------  ----------
Total fixed charges..............................       383,748      436,588     395,079     308,905     368,965     448,894
Net earnings.....................................       210,205      271,082     230,475     250,589     220,220     219,270
Provision for income taxes.......................       123,333      176,122     149,455     162,703     173,172     131,562
                                                   -------------  ----------  ----------  ----------  ----------  ----------
                                                   -------------  ----------  ----------  ----------  ----------  ----------
Earnings before income taxes and fixed charges...   $   717,286   $  883,792  $  775,009  $  722,197  $  762,357  $  799,726
                                                   -------------  ----------  ----------  ----------  ----------  ----------
                                                   -------------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges...............          1.87         2.02        1.96        2.34        2.07        1.78
                                                   -------------  ----------  ----------  ----------  ----------  ----------
                                                   -------------  ----------  ----------  ----------  ----------  ----------
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